Exhibit 99.1

For Immediate Release


Hydrogen Engine Center, Inc. Announces $6 million of Equity Financing ALGONA, Iowa (October 5, 2006) - Hydrogen Engine Center, Inc. ("HEC" or the "Company") (OTCBB: HYEG.OB) announced the recent completion of over $6 million of equity financing. As of the date of this release, the Company has closed a total of $3,063,464 in equity financing from the private sale of its shares of Common Stock to accredited investors. In addition, the company today completed a $3,022,500 private placement of its Series A Preferred Stock. The offer and sale of the Series A Preferred Stock was conducted on behalf of the Company by an NASD-licensed broker-dealer.

The Company expects to complete the final close of the private offering of its Common Stock on or around October 15, 2006. The Company is expected to file a
registration   statement  covering  investor  shares  prior  to  year  end.

Ted Hollinger, HEC's co-founder and president, stated, "The proceeds of the equity placements will primarily be deployed into `hard assets,' such as plant, equipment and inventory. As such, these proceeds will support the Company's continuing initiatives to build to full production HEC's alternative fuel, low to near zero emissions, internal combustion engines and gensets. Further, the Company has begun the EPA certification process for its 4.9 liter Oxx Power(TM) engines to comply with the new 2007 EPA emissions standards."

Sandy Batt, HEC's Chief Financial Officer, stated, "These two private equity financings represent a significant milestone in the Company's overall corporate finance plans."

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About Hydrogen Engine Center, Inc.
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Hydrogen Engine Center,  Inc.  designs,  manufactures  and distributes  flex and alternative fuel internal combustion engines and power generation equipment for distributed power, agricultural, industrial, airport ground support, vehicular, business and home applications. All HEC engines and generators are capable of running on a multitude of fuels, including but not limited to hydrogen, gasoline, propane, natural gas or ethanol. Engines that run on other fuels are currently under development. HEC trades on the Bulletin Board under the symbol "HYEG.OB." Its principal offices are located at 2502 E Poplar St., Algona, Iowa
50511.  Visit   www.hydrogenenginecenter.com   or  call  515-295-3178  for  more
information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.